UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 1, 2011, Rackspace Limited, a subsidiary of Rackspace Hosting, Inc. (the “Company”) and David Kelly entered into a Compromise Agreement as described in Item 5.02.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 2, 2011, the Company issued a press release to announce the appointment of Taylor Rhodes as its Managing Director, International to lead the company's business in Europe, the Middle East, Africa, and the Asia-Pacific region. Rhodes is replacing David Kelly, Rackspace's Senior Vice President, International.

On December 1, 2011, Mr. Kelly and Rackspace Limited, a subsidiary of the Company, entered into a Compromise Agreement, pursuant to which Mr. Kelly will be on garden leave from December 9, 2011 (“Garden Leave Date”) until February 29, 2012 (the “Departure Date”). Up until the Departure Date, Mr. Kelly will continue to receive his normal salary, bonus for 2011 and two months' pro-rated bonus in respect of 2012 (approximately £26,180) and normal benefits. Mr. Kelly's employment with Rackspace will end on the Departure Date and Mr. Kelly will receive lump sum payments in the aggregate amount of £150,244 within fourteen days following the Departure Date. The Compromise Agreement also provides for (i) a noncompetition agreement for a six (6) month period following the Garden Leave Date, (ii) a nine (9) month non-solicitation agreement following the Garden Leave Date and (iii) a comprehensive release of claims against the Company and its affiliates by Mr. Kelly.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release announcing the appointment of the managing director to lead the company's international operations

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	December 2, 2011	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel and Secretary